CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$127,000	$14.76

Reopening supplement no. 1 to pricing supplement no. 2130
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated September 3, 2015 Rule 424(b)(2)

Structured Investments	$127,000* Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF due January 31, 2017

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the SPDR® EURO STOXX 50® ETF is greater than or equal to 75% of the Initial Share Price, which we refer to as the Interest Barrier. In addition, if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, the notes will be automatically called. Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Fund is greater than or equal to the Interest Barrier.
•	The earliest date after the issuance of the reopened notes on which an automatic call may be initiated is January 26, 2016.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The purpose of this reopening supplement no. 1 to pricing supplement no. 2130 is to offer additional notes with an aggregate principal amount of $127,000, which we refer to as the “reopened notes.” $13,996,000 aggregate principal amount of notes were originally issued on January 31, 2014, which we refer to as the “original notes.” The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.

Key Terms

Fund:	The SPDR® EURO STOXX 50® ETF (Bloomberg ticker: “FEZ”)
Contingent Interest Payments:

If the notes have not been previously called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment. If applicable, the Contingent Interest Payment will be $40.00 (equivalent to an interest rate of 8.00% per annum), payable at a rate of 4.00% semiannually with respect to each Interest Payment Date occruing after the Reopening Issue Date.

If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	$30.63, which is 75% of the Initial Share Price (subject to adjustments)
Contingent Interest Rate:	If applicable, 8.00% per annum, payable at a rate of 4.00% semiannually with respect to each Interest Payment Date occurring after the Reopening Issue Date
Automatic Call:	If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and the Final Share Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been automatically called and the Final Share Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return)
If the notes have not been automatically called and the Final Share Price is less than the Trigger Level, you will lose more than 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the Pricing Date, which was $40.84, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the final Review Date
Share Adjustment Factor:	Set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Annex B — Anti-Dilution Adjustments” in this reopening supplement.
Pricing Date:	January 28, 2014
Reopening Pricing Date:	September 3, 2015
Reopening Issue Date (Settlement Date):	For the reopened notes, on or about September 9, 2015
Review Dates†:	January 27, 2015, July 28, 2015, January 26, 2016, July 26, 2016 and January 26, 2017 (final Review Date)
Interest Payment Dates†:	January 30, 2015, July 31, 2015, January 29, 2016, July 29, 2016 and the Maturity Date.
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	January 31, 2017
CUSIP:	48126N2H9
†	Subject to postponement in the event of certain market disruption events and as described under “Annex B — Postponement of a Review Date” and “Annex B — Postponement of a Payment Date” in this reopening supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1a-I and “Selected Risk Considerations” beginning on page RS-4 of this reopening supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

*The notes offered hereby, which we refer to as the “reopened notes,” constitute a further issuance of, and will be consolidated with and form a single tranche with, the $13,996,000 aggregate principal amount of our Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF due January 31, 2017 originally issued on January 31, 2014, which we refer to as the “original notes.” The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes. References to the “notes” will collectively refer to the reopened notes and the original notes. After the issuance of the reopened notes, the aggregate principal amount of the outstanding notes of this tranche will be $14,123,000.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$924.50	$—	$924.50
Total	$117,411.50	$—	$117,411.50
(1)	See “Supplemental Use of Proceeds” in this reopening supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will forgo any commissions in connection with the sale of the reopened notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $914.30 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this reopening supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

September 2, 2015

Additional Terms Specific to the Notes

You should read this reopening supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This reopening supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this reopening supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the provisions set forth in Annex B to this reopening supplement will apply to the notes offered by this reopening supplement.

JPMorgan Structured Investments —	RS-2
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date. If applicable, the Contingent Interest Payment with respect to each Interest Payment Date occurring after the Reopening Issue Date will be $40.00 (equivalent to an interest rate of 8.00% per annum, payable at a rate of 4.00% semiannually). If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if the Final Share Price is greater than or equal to the Trigger Level. However, if the notes have not been automatically called and the Final Share Price is less than the Trigger Level, you will lose at least 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	RETURN LINKED TO THE SPDR® EURO STOXX 50® ETF — The SPDR® EURO STOXX 50® ETF is an exchange-traded fund of SPDR® Index Shares Funds, a registered investment company, which seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index, which we refer to as the Underlying Index with respect to the SPDR® EURO STOXX 50® ETF. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the Fund, see the information set forth under “Annex A — The SPDR® EURO STOXX 50® ETF” below.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss (other than any amounts attributable to an unpaid Contingent Interest Payment, which are properly treated as ordinary income, as discussed above), whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed a view with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of

JPMorgan Structured Investments —	RS-3
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments —	RS-4
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Share Price is less than the Trigger Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price is less than the Initial Share Price. Accordingly, under these circumstances, you will lose at least 25% of your principal amount at maturity and could lose up to the entire principal amount at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Fund on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Fund on each Review Date is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately two years and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the Fund, which may be significant. You will not participate in any appreciation in the price of the Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE— If the Final Share Price is less than the Trigger Level and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Fund.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the

JPMorgan Structured Investments —	RS-5
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this reopening supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this reopening supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Fund, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	whether the closing price of one share of the Fund has been, or is expected to be, less than the Interest Barrier on any Review Date and whether the Final Share Price is expected to be less than the Trigger Level;
•	the likelihood of an automatic call being triggered;
•	the dividend rate on the Fund and the equity securities held by the Fund;
•	interest and yield rates in the market generally;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the prices of the Fund; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities held by the Fund or included in the Underlying Index would have.
•	VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the closing price of one share of the Fund could be less than the Interest Barrier on a Review Date and/or that the Final Share Price could be less than the Trigger Level. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the

JPMorgan Structured Investments —	RS-6
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

•	DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	NON-U.S. SECURITIES RISK — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	RS-7
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment. If applicable, the Contingent Interest Payment will be $40.00 (equivalent to an interest rate of 8.00% per annum), payable at a rate of 4.00% semiannually with respect to each Interest Payment Date occurring after the Reopening Issue Date. If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Fund is less than the Interest Barrier as a “No-Coupon Date.” The following table reflects the Contingent Interest Rate of 8.00% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the remaining term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$120.00
1 No-Coupon Date	$80.00
2 No-Coupon Dates	$40.00
3 No-Coupon Dates	N/A

The following table illustrates payments on the notes, assuming a range of performances for the Fund on a given Review Date. The hypothetical payments set forth below assume an Initial Share Price of $40, an Interest Barrier and a Trigger Level of $30 (equal to 75% of the hypothetical Initial Share Price) and reflect the Interest Rate of 8.00% per annum (payable at a rate of 4.00% semiannually with respect to each Interest Payment Date occurring after the Reopening Issue Date). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price	Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Fund Return	Payment at Maturity (2)
$72.000	80.00%	$1,040.00	80.00%	$1,040.00
$68.000	70.00%	$1,040.00	70.00%	$1,040.00
$64.000	60.00%	$1,040.00	60.00%	$1,040.00
$60.000	50.00%	$1,040.00	50.00%	$1,040.00
$56.000	40.00%	$1,040.00	40.00%	$1,040.00
$52.000	30.00%	$1,040.00	30.00%	$1,040.00
$50.000	25.00%	$1,040.00	25.00%	$1,040.00
$48.000	20.00%	$1,040.00	20.00%	$1,040.00
$46.000	15.00%	$1,040.00	15.00%	$1,040.00
$44.000	10.00%	$1,040.00	10.00%	$1,040.00
$42.000	5.00%	$1,040.00	5.00%	$1,040.00
$40.000	0.00%	$1,040.00	0.00%	$1,040.00
$38.000	-5.00%	$40.00	-5.00%	$1,040.00
$36.000	-10.00%	$40.00	-10.00%	$1,040.00
$32.000	-20.00%	$40.00	-20.00%	$1,040.00
$30.000	-25.00%	$40.00	-25.00%	$1,040.00
$29.996	-25.01%	$0.00	-25.01%	$749.90
$28.000	-30.00%	$0.00	-30.00%	$700.00
$24.000	-40.00%	$0.00	-40.00%	$600.00
$20.000	-50.00%	$0.00	-50.00%	$500.00
$16.000	-60.00%	$0.00	-60.00%	$400.00
$12.000	-70.00%	$0.00	-70.00%	$300.00
$8.000	-80.00%	$0.00	-80.00%	$200.00
$4.000	-90.00%	$0.00	-90.00%	$100.00
$0.000	-100.00%	$0.00	-100.00%	$0.00

(1) The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the table above is calculated.

JPMorgan Structured Investments —	RS-8
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $40 to a closing price of $44 on the first Review Date occurring after the Reopening Issue Date, which is the third Review Date. Because the closing price of one share of the Fund on the first Review Date occurring after the Reopening Issue Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with that Review Date. In addition, because the closing price of one share of the Fund on that Review Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,040 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $40 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Fund decreases from the Initial Share Price of $40 to a closing price of $28 on the first Review Date occurring after the Reopening Issue Date, which is the third Review Date and increases from the Initial Share Price of $40 to a closing price of $44 on the second Review Date occurring after the Reopening Issue Date, which is the fourth Review Date. Because the closing price of one share of the Fund on the first Review Date occurring after the Reopening Issue Date is less than the Interest Barrier, no Contingent Interest Payment is made in connection with that Review Date; however, the closing price of one share of the Fund on the second Review Date occurring after the Reopening Issue Date is greater than the Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with that Review Date. In addition, because the closing price of one share of the Fund on the second Review Date after the Reopening Issue Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $40 in connection with the first Review Date occurring after the Reopening Issue Date and a payment of $1,040 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $40 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the second Review Date after the Reopening Issue Date. Accordingly, the total amount paid over the remaining term of the notes is $1,080 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and the closing price of one share of the Fund increases from the Initial Share Price of $40 to a Final Share Price of $52. The investor receives a payment of $40 in connection with each of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is greater than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $1,040 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $40 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid over the remaining term of the notes is $1,120 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the remaining term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with one of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $40 to a Final Share Price of $30. The investor receives a payment of $40 in connection with one of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is equal to the Trigger Level and the Interest Barrier, even though the Final Share Price is less than the Initial Share Price, the investor receives at maturity a payment of $1,040 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $40 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid over the remaining term of the notes is $1,080 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $40 to a Final Share Price of $16. The investor receives a payment of $40 in connection with each of the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Share Price is less than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid over the remaining term of the notes is $480 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and the closing price of one share of the Fund decreases from the Initial Share Price of $40 to a Final Share Price of $12. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates occurring after the Reopening Issue Date but preceding the final Review Date and the Final Share Price is less than the Trigger Level and the Interest Barrier, the investor receives no payments over the remaining term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	RS-9
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Historical Information

The following graph shows the historical performance of the SPDR® EURO STOXX 50® ETF based on the weekly historical closing prices of one share of the Fund from January 8, 2010 through August 28, 2015. The closing price of one share of the Fund on September 2, 2015 was $35.34.

We obtained the closing price of one share of the Fund above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing price of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on any Review Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal amount or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this reopening supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this reopening supplement.

JPMorgan Structured Investments —	RS-10
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this reopening supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” in this reopening supplement for an illustration of the risk-return profile of the notes and “Annex A” in this reopening supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

Validity of the Reopened Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this reopening supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	RS-11
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

ANNEX A

THE SPDR® EURO STOXX 50® ETF

We have derived all information contained in this reopening supplement regarding the SPDR® EURO STOXX 50® ETF (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, State Street Bank and Trust Company, as trustee of the Fund (“SSBTC”). The Fund is an investment portfolio maintained and managed by SSGA Funds Management, Inc. (“SSGA FM”). The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “FEZ.”

SPDR® Index Shares Funds is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92106 and 811-21145, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Fund, SSBTC and SSGA FM, please see the Fund’s prospectus. In addition, information about the Fund, SSBTC and SSGA FM may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Fund website at https://www.spdrs.com/product/fund.seam?ticker=FEZ. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Fund’s website is not incorporated by reference in, and should not be considered a part of, this reopening supplement.

Investment Objective and Strategy

The Fund’s objective is to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index. See “Equity Index Descriptions — The EURO STOXX 50® Index” in underlying supplement no. 1-I for more information about the EURO STOXX 50® Index. The Fund employs a sampling strategy, which means that the Fund is not required to purchase all of the securities represented in the EURO STOXX 50® Index. Instead, the Fund may purchase a subset of the securities in the EURO STOXX 50® Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the EURO STOXX 50® Index. Under normal market conditions, the Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the EURO STOXX 50® Index. In addition, the Fund may invest in equity securities that are not included in the EURO STOXX 50® Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA FM).

The Fund is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities, and differs from an actively managed fund, which typically seeks to outperform a benchmark index. As a result, the Fund may hold constituent securities of the EURO STOXX 50® Index regardless of the current or projected performance of a specific security or a particular industry or market sector.

The return of the Fund may not match or achieve a high degree of correlation with the return of the EURO STOXX 50® Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. It may take several business days for additions and deletions to the EURO STOXX 50® Index to be reflected in the portfolio composition of the Fund.

Holdings Information

The following tables summarize the Fund’s top holdings in individual companies and by sector as of September 2, 2015.

Top Holdings in Individual Securities as of September 2, 2015:

Name	Weight
Sanofi	5.09%
Bayer AG	4.80%
Total SA	4.70%
Banco Santander S.A.	3.71%
Anheuser-Busch InBev SA	3.61%
Daimler AG	3.40%
Siemens AG	3.32%
BASF SE	3.17%
Allianz SE	3.14%
BNP Paribas SA Class A	3.01%

JPMorgan Structured Investments —	RS-12
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Top Holdings by Sector as of September 2, 2015:

Sector	Percentage of Total Holdings
Financials	27.54%
Industrials	11.09%
Health Care	10.99%
Consumer Discretionary	10.67%
Consumer Staples	10.46%
Energy	7.21%
Telecommunication Services	6.17%
Utilities	5.49%
Information Technology	5.19%
Materials	4.96%

The information above was compiled from the Fund’s website, without independent verification. Information contained in the Fund’s website is not incorporated by reference in, and should not be considered a part of, this reopening supplement.

JPMorgan Structured Investments —	RS-13
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

ANNEX B

Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, the following provisions will apply to the notes offered by this reopening supplement.

Closing Price of One Share of the Fund

The “closing price” of one share of the Fund or any relevant successor fund (as defined under “— Discontinuation of the Fund; Alternate Calculation of Closing Price” below) on any relevant day means:

•	if the Fund (or that successor fund) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price) of the principal trading session on that day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Fund (or that successor fund) is listed or admitted to trading;
•	if the Fund (or that successor fund) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by Financial Industry Regulatory Authority, Inc. (the “OTC Bulletin Board”), the last reported sale price of the principal trading session on the OTC Bulletin Board on that day; or
•	if, because of a market disruption event or otherwise, the last reported sale price or official closing price, as applicable, for the Fund (or that successor fund) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Fund (or that successor fund) obtained from as many recognized dealers in the Fund (or that successor fund), but not exceeding three, as will make those bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of the mean, but only to the extent that any of those bids is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “— Postponement of a Review Date” and “— Discontinuation of the Fund; Alternate Calculation of Closing Price” below.

Postponement of a Review Date

If a Review Date is not a trading day or if there is a market disruption event on a Review Date (any such day, a “Disrupted Day”), that Review Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will any Review Date be postponed to a date that is after the tenth Business Day after that Review Date, as originally scheduled (a “Final Disrupted Review Date”).

If a Review Date has been postponed to the applicable Final Disrupted Review Date and that Final Disrupted Review Date is a Disrupted Day, the calculation agent will determine the closing price of the Fund for that Review Date on the applicable Final Disrupted Review Date in good faith based on the calculation agent’s assessment of the market value of one share of the Fund on that Final Disrupted Review Date.

With respect to the Fund or any relevant successor fund, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchange for the Fund or successor fund, as applicable, and (ii) the exchanges on which futures or options contracts related to the Fund or successor fund, as applicable, are traded.

“Relevant exchange” means (a) with respect to the Fund or any successor fund, the primary exchange or market of trading for the shares of the Fund or that successor fund, as applicable, and (b) with respect to the Underlying Index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Underlying Index.

Postponement of a Payment Date

In this reopening supplement, we refer to each Interest Payment Date, any relevant Call Settlement Date and the maturity date as a “Payment Date.”

If any scheduled Payment Date is not a business day, then that Payment Date will be the next succeeding business day following the scheduled Payment Date. If, due to a market disruption event or otherwise, the Review Date immediately preceding any Payment Date is postponed so that it falls less than three business days prior to that scheduled Payment Date, that Payment Date will be the third business day following that Review Date, as postponed. If any Payment Date is adjusted as the result of a non-business day, a market disruption event or otherwise, any payment of interest due on that Payment Date will be made on that Payment Date as adjusted, with the same force and effect as if that Payment Date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

Market Disruption Events

With respect to the Fund or any relevant successor fund, a “market disruption event” means:

•	the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Fund (or that successor fund) on the relevant exchange for the shares of the Fund (or that successor fund) for more than two hours of trading during, or during the half-hour period preceding the close of, the principal trading session on that relevant exchange;
•	a breakdown or failure in the price and trade reporting systems of the relevant exchange for the shares of the Fund (or that successor fund) as a result of which the reported trading prices for the shares of the Fund (or that successor fund) during the last half-hour preceding the close of the principal trading session on that relevant exchange are materially inaccurate;
•	the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the shares of the Fund (or that successor fund), if available, during the half-hour period preceding the close of the principal trading session in that exchange or market;

JPMorgan Structured Investments —	RS-14
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

•	the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20% or more of the level of the Underlying Index on the relevant exchanges for those securities for more than two hours of trading during, or during the half-hour period preceding the close of, the principal trading session on that relevant exchange; or
•	the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Underlying Index or shares of the Fund (or that successor fund) for more than two hours of trading during, or during the half-hour period preceding the close of, the principal trading session on that exchange or market, in each case, as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of determining whether a market disruption event with respect to the Fund (or any relevant successor fund) exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index will be based on a comparison of (x) the portion of the level of the Underlying Index attributable to that security relative to (y) the overall level of the Underlying Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to the Fund (or any relevant successor fund) has occurred:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the shares of the Fund (or that successor fund);
•	a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event;
•	limitations pursuant to the rules of any relevant exchange similar to New York Stock Exchange (“NYSE”) Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Underlying Index or shares of the Fund (or that successor fund) by the primary exchange or market for trading in those contracts by reason of:
•	a price change exceeding limits set by that exchange or market,
•	an imbalance of orders relating to those contracts or
•	a disparity in bid and ask quotes relating to those contracts will, in each case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index or the shares of the Fund (or that successor fund); and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Underlying Index or the shares of the Fund (or that successor fund) are traded will not include any time when that exchange or market is itself closed for trading under ordinary circumstances.

Anti-Dilution Adjustments

The Share Adjustment Factor for the Fund (or any relevant successor fund) is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

No adjustments to the Share Adjustment Factor for the Fund (or any relevant successor fund) will be required unless the Share Adjustment Factor adjustment would require a change of at least 0.1% in the applicable Share Adjustment Factor then in effect. The applicable Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor for the Fund (or any relevant successor fund) after the close of business on the business day immediately preceding the maturity date.

No adjustments to the Share Adjustment Factor for the Fund (or any relevant successor fund) will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of one share of the Fund (or any relevant successor fund) on any relevant day during the term of the notes.

With respect to the Fund (or any relevant successor fund), anti-dilution adjustments will be calculated as follows:

Share Splits and Reverse Share Splits

If the shares of the Fund (or any relevant successor fund) are subject to a share split or reverse share split, then once that split has become effective, the applicable Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

the prior Share Adjustment Factor, and

the number of shares that a holder of one share of the Fund (or that successor fund) before the effective date of the share split or reverse share split would have owned immediately following the applicable effective date.

JPMorgan Structured Investments —	RS-15
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

Share Dividends or Distributions

If the Fund (or any relevant successor fund) is subject to (i) a share dividend, i.e., an issuance of additional shares of the Fund (or that successor fund) that is given ratably to all or substantially all holders of shares of the Fund (or that successor fund) or (ii) a distribution of shares of the Fund (or that successor fund) as a result of the triggering of any provision of the corporate charter of the Fund (or that successor fund), then, once the dividend or distribution has become effective and the shares of the Fund (or that successor fund) are trading ex-dividend, the applicable Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and
•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Fund (or that successor fund).

Non-Cash Dividends or Distributions

If the Fund (or any relevant successor fund) distributes shares of capital stock, evidences of indebtedness or other assets or property of the Fund (or that successor fund) to all or substantially all holders of shares of the Fund (or that successor fund) (other than (i) share dividends or distributions referred to under “— Share Splits and Reverse Share Splits” or “— Share Dividends or Distributions” above and (ii) cash dividends referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Fund (or that successor fund) are trading ex-dividend, the applicable Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

•	the prior Share Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of one share of the Fund (or that successor fund) and the denominator of which is the amount by which the Current Market Price exceeds the Fair Market Value of that distribution.

The “Current Market Price” of the Fund (or any relevant successor fund) means the closing price of one share of the Fund (or that successor fund) on the trading day immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the applicable Share Adjustment Factor.

The “Fair Market Value” of any distribution means the value of that distribution on the ex-dividend date for that distribution, as determined by the calculation agent. If that distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of that distributed property on that ex-dividend date.

“Ex-dividend date,” with respect to a dividend or other distribution for the Fund (or any relevant successor fund), means the first trading day on which transactions in the shares of the Fund (or that successor fund) trade on the relevant exchange without the right to receive that dividend or other distribution.

Cash Dividends or Distributions

If the Fund (or any relevant successor fund) pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Fund (or that successor fund) during any dividend period during the term of the notes, in an aggregate amount that, together with other cash dividends or distributions made previously during that dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Fund (or that successor fund) are trading ex-dividend, the applicable Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

•	the prior Share Adjustment Factor, and
•	a fraction, the numerator of which is the Current Market Price of one share of the Fund (or that successor fund) and the denominator of which is the amount by which the Current Market Price exceeds the aggregate amount in cash per share of the Fund (or that successor fund) distributed in that cash dividend or distribution together with any cash dividends or distributions made previously during that dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section to holders of shares of the Fund (or that successor fund) in excess of the Dividend Threshold.

For the avoidance of doubt, the Share Adjustment Factor for the Fund (or any relevant successor fund) may be adjusted more than once in any particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold. If the applicable Share Adjustment Factor has been previously adjusted in a particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the Fund (or any relevant successor fund) pays cash dividends or makes other distributions during that dividend period in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold. Those subsequent adjustments to the applicable Share Adjustment Factor will only take into account the cash dividends or distributions during that dividend period made since the last adjustment to that Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

The “Dividend Threshold” of the Fund (or any relevant successor fund) is equal to the sum of (x) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding dividend period, if any, per share of the Fund (or that successor fund) plus (y) 10% of the closing price of one share of the Fund (or that successor fund) on the trading day immediately preceding the ex-dividend date.

The “dividend period” of the Fund (or any relevant successor fund) means any period during the term of the notes for which dividends are paid on a regular and consistent basis to shareholders of the Fund (or that successor fund).

JPMorgan Structured Investments —	RS-16
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Discontinuation of the Fund; Alternate Calculation of Closing Price

If the Fund (or a successor fund (as defined herein)) is delisted from the relevant exchange for the Fund (or that successor fund), liquidated or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Fund (or that successor fund) (such substitute fund being referred to herein as a “successor fund”). If the Fund (or a successor fund) is delisted, liquidated or otherwise terminated and the calculation agent determines that no successor fund is available, then (a) the calculation agent will, in its sole discretion, calculate the appropriate closing price of one share of the Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund. If a successor fund is selected or if the calculation agent calculates a closing price by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, that successor fund or closing price will be substituted for the Fund (or that successor fund) for all purposes of the notes.

Upon any selection by the calculation agent of a successor fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Fund (or a successor fund) or the Underlying Index is changed in a material respect, or the Fund or a successor fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund (or that successor fund) had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the closing price of one share of the Fund (or that successor fund) is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of one share of an exchange-traded fund comparable to the Fund (or that successor fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund (or that successor fund), as adjusted. The calculation agent may also determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of one share of the Fund (or any successor fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the Fund upon written request by any investor in the notes.

Payment upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note calculated in the manner described on the cover of this reopening supplement and calculated as if the date of acceleration were (a) the final Review Date and (b) the Final Disrupted Review Date for the final Review Date (if the date of acceleration is a Disrupted Day), provided that any Contingent Interest Payment payable as a result of treating the date of acceleration as the final Review Date will be prorated based on the ratio of the actual number of days from and including the previous Interest Payment Date to but excluding the accelerated maturity date over the number of days from and including the previous Interest Payment Date to but excluding the next scheduled Interest Payment Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to The Depository Trust Company, or DTC, as holder of the notes, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

JPMorgan Structured Investments —	RS-17
Auto Callable Contingent Interest Notes Linked to the SPDR® EURO STOXX 50® ETF